EXHIBIT 99.1

NEWS RELEASE

Contact:	John A. Maurer
Vice President, Treasurer and Investor Relations Foot Locker, Inc. (212) 720-4092

FOOT LOCKER, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS

•	Earnings Per Share Increase 76 Percent
•	Comparable-Store Sales Increase 12.8 Percent
•	Gross Margin Rate Increases 200 basis points

NEW YORK, NY, May 19, 2011 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its first quarter ended April 30, 2011.

Financial Results
Net income for the Company’s first quarter ended April 30, 2011 was $94 million, or $0.60 per share, compared with net income last year of $54 million, or $0.34 per share, an increase of 76 percent. First quarter sales increased 13.3 percent to $1,452 million, as compared with sales of $1,281 million for the corresponding prior-year period. First quarter comparable-store sales increased 12.8 percent. Excluding the effect of foreign currency fluctuations, total sales for the first quarter increased 12.0 percent.

“Our team of associates worldwide delivered an outstanding first quarter on top of what was a good first quarter last year,” stated Ken C. Hicks, Chairman of the Board and Chief Executive Officer of Foot Locker, Inc. “We continue to focus on the key initiatives of our strategic plan, which resulted in a strong sales gain, a gross margin improvement of 200 basis points, and, by managing our expenses effectively, a 38 percent flow-through of incremental sales to increased pre-tax profit compared to the first quarter of last year. We believe this strong focus on our strategic initiatives also positioned us well to take advantage of the ongoing strong athletic cycle and really drive both our top- and bottom-line results.”

Financial Position
Merchandise inventory at the end of the first quarter was $1,159 million, which was $13 million, or 1.1 per cent, higher than at the end of the same period last year.

During the first quarter of 2011, the Company repurchased 1,510,000 shares of its common stock for $30 million under the Company’s $250 million share repurchase program. At the end of the first quarter, the Company’s cash and short-term investments totaled $799 million. The Company’s total cash position, net of debt, was $663 million, a $184 million improvement from the same time last year.

Store Base Update
During the first quarter, the Company opened 18 new stores, remodeled or relocated 48 stores and closed 24 stores. At April 30, 2011, the Company operated 3,420 stores in 22 countries in North America, Europe, Australia, and New Zealand. In addition, 27 Foot Locker franchised stores were operating in the Middle East and South Korea.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

The Company is hosting a live conference call at 9:00 a.m. (EDT) on Friday, May 20, 2011 to discuss these results and the Company’s near-term outlook. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 p.m. on Friday, May 27, 2011.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, further deterioration of global financial markets, economic conditions worldwide, further deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended April 30, 2011 and May 1, 2010
(In millions, except per share amounts)

	First Quarter 2011	First Quarter 2010

Sales	$1,452	$1,281

Cost of sales	977	888
Selling, general and administrative expenses	298	280
Depreciation and amortization	27	26
Interest expense, net	2	3
Other Expense/(Income)	(1)	—

	1,303	1,197

Income before income taxes	149	84
Income tax expense	55	30

Net income	$94	$54

Diluted EPS:

Net income	$0.60	$0.34

Weighted-average diluted shares outstanding	155.7	157.3

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	April 30, 2011	May 1, 2010

Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$799	$616
Merchandise inventories	1,159	1,146
Other current assets	182	169

	2,140	1,931

Property and equipment, net	400	378
Deferred tax assets	297	358
Other assets	283	293

	$3,120	$2,960

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$346	$359
Accrued and other liabilities	260	213

	606	572

Long-term debt and obligations under capital leases	136	137
Other liabilities	244	301
SHAREHOLDERS’ EQUITY	2,134	1,950

	$3,120	$2,960

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FOOT LOCKER, INC.
Store and Estimated Square Footage
(unaudited)
(Square footage in thousands)

	April 30, 2011	May 1, 2010	May 2, 2009

Foot Locker U.S.
Number of stores	1,139	1,162	1,217
Gross square footage	4,583	4,688	4,943
Selling square footage	2,710	2,776	2,936

Footaction
Number of stores	307	317	329
Gross square footage	1,417	1,467	1,545
Selling square footage	890	923	960

Lady Foot Locker
Number of stores	367	405	480
Gross square footage	815	894	1,061
Selling square footage	469	512	606

Kids Foot Locker
Number of stores	292	306	302
Gross square footage	698	731	725
Selling square footage	407	427	427

Champs Sports
Number of stores	539	549	568
Gross square footage	2,874	2,928	3,050
Selling square footage	1,907	1,944	2,039

CCS
Number of stores	12	3	—
Gross square footage	31	9	—
Selling square footage	20	6	—

Foot Locker International
Number of stores	764	743	737
Gross square footage	2,200	2,161	2,144
Selling square footage	1,119	1,095	1,096

Total Stores Operated
Number of stores	3,420	3,485	3,633
Gross square footage	12,618	12,878	13,468
Selling square footage	7,522	7,683	8,064

Total Franchised Stores
Number of stores	27	22	19
Gross square footage	88	78	73
Selling square footage	58	53	49

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